EXHIBIT 10.7

July 2, 2004

ROBERT F. DUNNE

20180 NW Paulina Drive

Portland, OR 97229

Dear Bob:

On behalf of Tripwire, Inc., I am pleased to offer you a position as Vice President of Sales reporting to the President/CEO at an annualized base salary of $230,000 paid semi-monthly at the rate of $9,583.33. You will be at a targeted, annual bonus of $100,000, 50% of which will be based on the achievement of quarterly objectives and 50% will be based on the achievement of annual objectives.

Fifty percent of the first year’s targeted annual bonus, or $50,000, will be guaranteed; and will be paid in gross amounts of $25,000 in the last regular pay of October 2004, and January 2005. The guaranteed amount shall be credited pro rata against the quarterly and annual portions of the first year’s targeted annual bonus.

As discussed, your start date will be August 2, 2004, and you will be based in our Portland office.

We will recommend that you be granted an option to purchase 600,000 shares of Tripwire common stock. These options have a four-year vesting schedule, as follows:

•	25% on the last day of the 12th month of employment
•	The remaining 75% vests monthly in equal amounts over the subsequent 36 months

We will submit this recommendation to the Tripwire Board of Directors as soon as practical after you become a full time employee of the Company. In addition, these options will be subject to the change of control provisions described in Exhibit B to this letter. These options are subject to approval by the Board of Directors and the terms and conditions of the Company’s Stock Option Plan.

I would like to point out that, as with other employees, your employment with the Company will be “at will” and either you or Tripwire may terminate your employment at any time and for any reason. Tripwire may change your position, duties, and work location, as it deems necessary and all employment matters will be governed by Oregon law. Termination of your employment will, however, be subject to the Termination Clause attached as Exhibit A to this letter which provides for payment of six months compensation in the event of termination of your employment by the Company without cause.

In accordance with legal requirements, the position offered to you is conditional upon your ability to provide and maintain the proper and necessary documentation required for you and Tripwire to comply with United States Immigration and Naturalization laws and regulations. This offer is also contingent on the satisfactory results of a background check.

As a Tripwire employee, you will be expected to abide by Company rules and regulations and sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of TW Corporation proprietary information.

Normal office hours are 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. During the period of your employment you will not, without the express written consent of the Company, engage in any employment or business activity other than for the Company.

To indicate formal acceptance of this offer, please return a signed copy of this letter to my attention by fax to (503) 276-7644.

Upon your acceptance you will be provided with the following which you will be required to return completed prior to your first day of employment:

1)	Signed copy of Tripwire Proprietary Information Agreement;

2)	Signed copy of Background Check Authorization;

3)	Signed copy of the Application for Employment.

Also to be provided is an Employment Eligibility (I-9) form that will be completed and verified on the first day of your employment. Be prepared to show specific identification. Please return all signed documents to the attention of:

Robert McCarthy

VP Finance & CFO

Tripwire, Inc.

326 S.W. Broadway, 3rd Floor

Portland, OR 97205

(fax) (503)276-7644

A stamped, self-addressed envelope is enclosed for your convenience.

Bob, we anticipate you being very successful at Tripwire and being a significant contributor. I am excited about the prospect of having you become part of our team and look forward to working with you!

Sincerely,

/s/ James B. Johnson

James B. Johnson

President & Chief Executive Officer

I, Robert Dunne, accept this offer of employment and agree to all the terms and conditions as outlined herein.

/s/ Robert Dunne	03 July 2004
Robert Dunne	Date

EXHIBIT A

Termination of Employment.

A.    Termination By The Company Without Cause. The Company may terminate Executive’s employment at any time, for any reason, with or without cause. If the Company terminates Executive’s employment Without Cause and Executive executes and does not revoke a general release of all claims in a form acceptable to the Company the Company will:

(i)	pay Executive his most recent average monthly total compensation, defined as (a) the sum of (I) Executive’s annual base salary in effect immediately prior to the Termination Date, and (II) any quarterly bonuses paid to Executive during the twelve (12) months immediately preceding the Termination Date divided by (b) twelve (12), for six (6) months following the Effective Date (as defined in the General Release) of the General Release, in accordance with the Company’s standard payroll practices;

(ii)	pay any premiums necessary to continue Executive’s health insurance coverage under the Company’s health insurance plan pursuant to COBRA (provided that Executive is eligible for, and timely elects, COBRA coverage under the Company’s health insurance plan) until the earlier of six (6) months after the Effective Date, or the first date that Executive is covered under another health insurance plan or program;

(iii)	accelerate vesting of Executive’s unvested shares, and options for shares, of Company stock as though Executive had remained employed for six additional months following the Termination Date and Executive shall be permitted to exercise any vested options until the earlier of (a) six months after the Termination Date and (b) the natural expiration date for any such options.

In addition, regardless of whether Executive executes the General Release or revokes or attempts to revoke the General Release, the Company shall pay Executive (a) any earned salary, (b) the value of any accrued and unused vacation and/or PTO time earned through the Termination Date, and (c) any unreimbursed reasonable business expenses incurred in connection with Executive’s position prior to the Termination Date.

B.    Voluntary Termination/Mutual Agreement. Executive may resign from his employment with the Company by providing the Company with thirty (30) days advance written notice of his resignation. In such event, Executive will be paid (a) any earned salary, (b) the value of any accrued and unused vacation and/or PTO time earned through the Termination Date, and (c) any unreimbursed reasonable business expenses incurred in connection with Executive’s position prior to the Termination Date. Once Executive has provided written notice of resignation, the Company may, in its sole discretion, elect to either accept Executive’s resignation effective immediately or continue Executive’s employment during the thirty (30) day notice period.

C.    Termination for Cause. If the Company terminates Executive’s employment for Cause (as defined below) at any time, Executive will be paid (a) any earned salary, (b) the value of any accrued and unused vacation and/or PTO time earned through the Termination Date, and (c) any unreimbursed reasonable business expenses incurred in connection with Executive’s position prior to the Termination Date, but nothing else.

D.    Termination Due to Death/Disability. If Executive’s employment terminates due to Executive’s death or Disability, Executive or his estate will be paid (a) any earned salary, (b) the value of any accrued and unused vacation and/or PTO time earned through the Termination Date, and (c) any unreimbursed reasonable business expenses incurred in connection with Executive’s position prior to the Termination Date, but nothing else.

Definitions.

Cause. For purposes of this Agreement, “Cause” means (i) any act of fraud, dishonesty, embezzlement, misrepresentation or theft of property of the Company by Executive; (ii) Executive’s conviction of or plea of no contest to a felony or any crime involving moral turpitude; (iii) Executive’s unauthorized disclosure of the Company’s proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with the Company; or (iv) Executive’s failure to meet and sustain an acceptable level of performance 30 days after receipt of a written warning from the Company setting forth in detail those ways Executive has failed to meet an acceptable level of performance. A termination for any other reason shall be a termination “Without Cause”.

EXHIBIT B

CHANGE OF CONTROL PROVISIONS FOR

STOCK OPTION AGREEMENT

The following provisions will be made a part of the Stock Option Agreement (the “Option Agreement”) by and between Tripwire, Inc. (the “Corporation”) and Robert Dunne (“Optionee”) evidencing the stock option (the “Option”) granted to Optionee under the terms of the Corporation’s 2000 Stock Option/Stock Issuance Plan (the “Plan”).

INVOLUNTARY TERMINATION FOLLOWING

CORPORATE TRANSACTION

1.    If the Option is to be assumed by the successor corporation (or the parent thereof) in connection with a Corporate Transaction, then none of the Option Shares shall vest on an accelerated basis upon the occurrence of that Corporate Transaction, and Optionee shall accordingly continue, over his or her period of Service following the Corporate Transaction, to vest in the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, upon an Involuntary Termination of Optionee’s Service within six (6) months following such Corporate Transaction, all the Option Shares at the time subject to the Option shall automatically vest on an accelerated basis so that the Option shall immediately become exercisable for 100% of the Option Shares as fully-vested shares and may be exercised for any or all of those Option Shares as vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date, or (ii) the expiration of the twelve (12)-month period measured from the date of the Involuntary Termination.

2.    For purposes of this Addendum, an Involuntary Termination shall mean the termination of Optionee’s Service by reason of:

(i)	Optionee’s involuntary dismissal or discharge by the Corporation for reasons other than for Misconduct, as defined in the Plan, or

(ii)	Optionee’s voluntary resignation following (A) a change in Optionee’s position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee’s duties and responsibilities or the level of management to which he or she reports, (B) a reduction in Optionee’s level of compensation (which consists of base salary) by more than fifteen percent (15%), or (C) a relocation of Optionee’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee’s consent.

3.    The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee’s Service within six (6) months after the Corporate Transaction and shall supersede any provisions to the contrary of the Option Agreement. The provisions of this Addendum shall also supersede any provisions to the contrary of the Option Agreement concerning the deferred exercisability of the Option.